Exhibit 99.1

Cirque Energy Announces Joint Development Agreement with Cat Cay Yacht Club for a DGU Power Plant

MIDLAND, Mich.—(BUSINESS WIRE)—Cirque Energy, Inc. (OTC Pink: EWRL) today announced that it has executed a Joint Development Agreement (“JDA”) with Cat Cay Yacht Club (“Cat Cay”), North Cat Cay Island, Bahamas, for the potential development and sale by Cirque to Cat Cay of renewable energy to be produced by a generation facility using Cirque’s Deployable Gasification Unit (“DGU”) technology. The operation will process the island’s solid waste into syngas fuel using Cirque’s gasification and cleanup technology to offset diesel fuel to power an engine generator set.

“We are tremendously excited to announce this joint development agreement with Cat Cay. This development represents a significant milestone in the relatively short history of our company,” stated Roger Silverthorn, Cirque Energy Chairman, President and Chief Executive Officer. “This step forward in the commercialization of our renewable energy business proposition will provide important validation of our DGU technology and yield substantial revenue and income for Cirque in the coming years.”

“We are delighted to be partnering with Cirque Energy in the potential development and deployment of a new power generation plant at the Cat Cay Yacht Club,” said Paul Benton, Renewable Energy Manager of Cat Cay Yacht Club. “We are committed to providing a reliable source of environmentally friendly, renewable energy to our member-residents and Cirque was the obvious choice for us to partner with to deliver this innovative solution. We look forward to a long, mutually-beneficial relationship with Cirque.”

The JDA tentatively calls for Cirque to provide a 600 kW dual-fuel generator, a deployable gasification unit module, and a fuel handling module. The facility will be designed, constructed, operated and maintained by Cirque and can provide in excess of 25 years of service. The JDA presents an opportunity for Cirque and Cat Cay to execute a power purchase agreement with an initial term of ten years.

“Our DGU energy facility will provide an average base load generation of up to 600 kilowatts of power per hour at ninety-percent availability for an annual delivery of up to 4,700 megawatt-hours of baseload renewable energy for Cat Cay,” stated Richard L. Fosgitt, Executive Vice President for Engineering and Technology of Cirque Energy. “This is a wonderful opportunity to showcase our technology for the benefit of a great project partner. This will also be one of our first opportunities to deploy a DGU using municipal solid waste in a commercial setting.”

The estimated capital requirement for the project is over $2.0 million and the energy facility is expected to be placed in service during the first quarter of 2016.

About Cirque Energy, Inc.

As an energy services company, Cirque Energy, Inc. is focused on the generation and delivery of clean energy and energy efficient solutions, including combined heat and power projects, industrial cogeneration, waste-to-energy, biomass, natural gas, and building energy efficiency improvements. Cirque provides these services to a diverse client base, including industrial and commercial customers; municipalities, universities, schools, and hospitals; and federal, state and local clients. For more information, visit www.cirque-energy.com.

About Cat Cay Yacht Club

Cat Cay is a private island, owned by its members. Admittance for non-member yachtsmen is restricted to the marina area which includes the Nauticat Restaurant and Lounge, Dockside Bar, Market, Boutique and Clinic. The rest of the island, including the golf course, tennis courts, pool and beaches are available for members and their registered guests only.

Over the years Cat Cay Yacht Club has managed to combine the best features of private island life with the infrastructure of a major resort. Many members own luxurious beachfront homes, play tennis or golf on well-maintained inland facilities, dock their yachts in the protected marina, explore pristine beaches, and dine in the island's gourmet restaurant. Our members treasure the ultimate luxury of having a private island paradise to share with family and invited guests at their Bahamas private island homes. An air of casual elegance best describes the feel of Cat Cay Yacht Club. The natural beauty of the island and the ability to have a safe haven away from the hustle and bustle of everyday life is the ultimate allure of Cat Cay.

For more information, visit www.catcayyachtclub.com.

Forward-Looking Statements

This release may contain forward-looking statements relating to the business of Cirque. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on Cirque's current expectations and beliefs concerning future developments and their potential effects on Cirque. There is no assurance that future developments affecting Cirque will be those anticipated by Cirque. Cirque undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

Cirque Energy, Inc.:

David Morgan

Chief Financial Officer

Phone: (888) 963-2622

davidm@cirque-energy.com

Cat Cay Yacht Club:

Paul Benton

Renewable Energy Manager

Phone: (242) 473-4042

pbenton@catcayyachtclub.com